As filed with the Securities and Exchange Commission on February 1, 2018

Registration No. 333-199651

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUN BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	52-1382541
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

350 Fellowship Road, Suite 101

Mt. Laurel, New Jersey 08054

(856) 691-7700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Copies To:

Christopher D. Maher OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 Phone: (732) 240-4500	Steven J. Tsimbinos, Esq. OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 Phone: (732) 240-4500	David C. Ingles, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Phone: (212) 735-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on October 29, 2014 by Sun Bancorp, Inc., a New Jersey corporation (“Sun”):

•	Registration Statement on Form S-3, File No. 333-199651, registering 1,133,144 shares of common stock, par value $5.00 per share, for the offer and sale of such shares by several shareholders of Sun.

Pursuant to the Agreement and Plan of Merger, dated as of June 30, 2017, by and among OceanFirst Financial Corp., a Delaware corporation (“Ocean First”), Mercury Merger Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of OceanFirst (“Merger Sub”), and Sun, (i) Merger Sub merged with and into Sun, with Sun continuing as the surviving corporation, and (ii) Sun merged with and into OceanFirst (the “Merger”), with OceanFirst continuing as the surviving corporation.

In connection with the Merger, OceanFirst, as the successor to Sun, is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, OceanFirst hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), OceanFirst Financial Corp., as the successor to Sun Bancorp, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toms River, New Jersey on February 1, 2018.

OCEANFIRST FINANCIAL CORP.
(as the successor to Sun Bancorp, Inc.)

By:	/s/ Christopher D. Maher
Name:	Christopher D. Maher
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.